Exhibit 10.1
Cash Bonus Plan — Summary
The Cash Bonus Plan is part of the company’s larger Performance Management and Compensation Program.
Eligibility for Employees
•	All regular employees are eligible to participate in the Cash Bonus Plan.

•	Employees must be rated 2 or higher in their annual performance review in order to be eligible for a bonus payout.

•	SGX must meet at least 50% of its corporate objectives for the year in order for any bonus compensation to be paid. Maximum percentage attainable for Corporate Performance if all corporate objectives are met in full is 125%.

•	The employee must be employed by the company on the date the bonus is paid.

•	Employees hired in the fourth quarter of the calendar year will not be eligible to participate in the cash bonus program until the following calendar year. Participants employed prior to the fourth quarter of the year will receive a pro-rated bonus based on the number of months employed.

•	Leaves of Absence (90 days or less) will not be pro-rated.
Payment of Bonus for Employees
•	Bonus awards will be paid in first quarter of following year.

•	The Compensation Committee of the Board of Directors retains the discretion to determine not to pay any bonuses in any year, even if 50% of the company’s corporate objectives have been met for that year.

	Corporate Performance
Grade/Level	/Individual Performance	% Target Bonus
VP (Executive)	80/20%	30%
CSO & CFO	80/20%	35%
CEO	100/0%	50%
•	As described in the table above, for the CEO, achievement of a bonus award is based entirely upon achievement of the corporate objectives.

•	For the other executive officers, 80% of the bonus award is based on the achievement of the corporate objectives and 20% is based on individual performance.

•	The Compensation Committee may exercise discretion and may adjust awards based on individual performance for each executive officer other than the CEO, based on a review of such executives’ performance as communicated to the Compensation Committee by the CEO.
April 2008